Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Jim Greffet +1.317.383.9935 greffet_james_f@elanco.com

Elanco Animal Health Announces Pricing and Upsizing of Common Stock and Pricing of Tangible Equity Unit Offerings

GREENFIELD, Ind. (January 23, 2020) – Elanco Animal Health Incorporated (NYSE: ELAN) today announced that is has priced its previously announced concurrent public offerings of 22,694,732 shares of its common stock at $32.00 per share and 11,000,000 of its 5.00% tangible equity units, with a stated amount of $50 per unit. The common stock offering was upsized from the previously announced offering size of 19,159,866 shares of common stock. The common stock offering and tangible equity unit offering are separate public offerings made by means of separate prospectus supplements under Elanco’s effective shelf registration statement and are not contingent on each other or upon the consummation of the acquisition discussed below. Elanco’s common stock is listed on the New York Stock Exchange under the symbol “ELAN” and Elanco has applied to list the tangible equity units on the New York Stock Exchange under the symbol “ELAT.” The offerings are expected to close on January 27, 2020, subject to customary closing conditions.

Each tangible equity unit is composed of (i) a prepaid stock purchase contract and (ii) a senior amortizing note due February 1, 2023, each issued by Elanco. Unless earlier settled or redeemed, each stock purchase contract will automatically settle on February 1, 2023 (subject to postponement in limited circumstances) for between 1.3021 and 1.5625 shares of common stock per purchase contract, subject to adjustment, based upon the applicable market value of the common stock, as described in the final prospectus supplement relating to the tangible equity unit offering. Each amortizing note will have an initial principal amount of $7.2007 and bear interest at a rate of 2.75% per year. On each February 1, May 1, August 1 and November 1, commencing on May 1, 2020 and ending February 1, 2023, Elanco will pay equal quarterly cash installments of $0.6250 per amortizing note (except for the May 1, 2020 installment payment, which will be $0.6528 per amortizing note). Each payment will constitute a payment of interest and a partial repayment of principal, and the cash payment in the aggregate will be equivalent to 5.00% per year with respect to each $50 stated amount of tangible equity units. The amortizing notes will be unsecured senior obligations of Elanco.

Elanco has granted the underwriters of the common stock offering an option to purchase up to an additional 2,269,473 shares of common stock at the public offering price less the underwriting discounts and commissions.

Elanco intends to use the net proceeds from the offerings to finance a portion of the previously announced acquisition of Bayer AG’s animal health business, to repay indebtedness outstanding under Elanco’s existing term loan facility and to pay related fees and expenses. If the acquisition is not consummated, Elanco intends to use the net proceeds from the offerings for general corporate purposes.

Goldman Sachs & Co. LLC, Citigroup and J.P. Morgan are the joint book-running managers for the offerings.

The offerings of common stock and tangible equity units (including the component stock purchase contracts and amortizing notes) are being made under Elanco’s effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. Each offering may be made only by means of a prospectus supplement relating to such offering and the accompanying prospectus, copies of which may be obtained, when available, from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com;

•	Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146; or

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life – all to advance the health of animals, people and the planet.

Forward-Looking Statement

Statements in this press release that are not strictly historical, including statements regarding the anticipated closing of the offerings, the anticipated use of proceeds from the offerings, the acquisition and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: (1) the inability to consummate the acquisition in a timely manner; (2) the failure of the acquisition to close for any other reason; (3) the possibility that the integration of the Bayer AG animal health business and its operations with those of Elanco may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to the Bayer AG animal health business’ or Elanco’s existing businesses; (4) the effect of the announcement of the acquisition on Elanco’s or Bayer AG’s respective business relationships, operating results and business generally; (5) diversion of Elanco and Bayer AG management’s attention from ongoing business concerns; (6) the ability to obtain or consummate debt or equity financing or refinancing related to the acquisition upon acceptable terms or at all; (7) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the acquisition; (8) negative effects of the announcement or the consummation of the acquisition on the market price of Elanco’s common stock, including as it impacts the Elanco common stock consideration due to Bayer AG upon completion of the acquisition; (9) the ability of Elanco to retain and hire key personnel; (10) management’s response to any of the aforementioned factors; and (11) other factors that may affect future results of Elanco described in the section entitled “Risk Factors” in Elanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Elanco’s other filings with the Securities and Exchange Commission, including the prospectus supplements related to the offerings. The forward-looking statements made herein speak only as of the date hereof and Elanco does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.